ABERCROMBIE & FITCH CO. REPORTS THIRD QUARTER RESULTS

New Albany, Ohio, November 18, 2016: Abercrombie & Fitch Co. (NYSE: ANF) today reported GAAP net income per diluted share of $0.12 for the third quarter ended October 29, 2016, compared to GAAP net income per diluted share of $0.60 for the third quarter last year. Excluding certain items, the company reported adjusted non-GAAP net income per diluted share of $0.02 for the third quarter, compared to adjusted non-GAAP net income per diluted share of $0.48 last year. The adverse impact from year-over-year changes in foreign currency exchange rates for the quarter was approximately $0.09 per diluted share.

A description of the use of non-GAAP financial measures and a schedule reconciling GAAP financial measures to adjusted non-GAAP financial measures accompanies this release.

Arthur Martinez, Executive Chairman, said:

"As expected, our third quarter was challenging. While Hollister improved sequentially, it was more than offset by disappointing performance in A&F. On a total company basis, conversion trends remained positive across both channels and the direct-to-consumer business grew domestically and internationally. In addition, we remained disciplined as expense and inventory were well controlled.

We were pleased with the progress in Hollister where the comparable sales trend improved throughout the quarter. There continued to be positive response to Hollister's product innovations, emerging categories and overall customer experience and we expect the comparable sales trend to further improve in the fourth quarter.

For A&F, flagship and tourist locations continued to be a major headwind. In addition, chain store traffic patterns remained negative. Weakness in A&F was compounded by underperformance of seasonal categories, which ultimately led to pressure on gross margin. While we anticipate the A&F business will remain challenging through the balance of the fiscal year, we continue to move aggressively to evolve the brand across all channels through significant changes in product, customer experience and marketing. A comprehensive set of strategic and operational actions is being taken by an experienced team under new leadership, and we expect to see benefits as our efforts gain traction."

Third Quarter Sales Results

Net sales for the third quarter of $821.7 million were down 6% over last year, with comparable sales for the third quarter down 6%.

Fiscal 2016 Comparable Sales Summary (1)
Brand					Geography
	First Quarter	Second Quarter	Third Quarter	Year-to-Date		First Quarter	Second Quarter	Third Quarter	Year-to-Date
Abercrombie(2)	(8)%	(7)%	(14)%	(10)%	United States	(2)%	(4)%	(5)%	(4)%
Hollister	0%	(2)%	0%	(1)%	International	(7)%	(4)%	(10)%	(7)%
Total Company	(4)%	(4)%	(6)%	(5)%	Total Company	(4)%	(4)%	(6)%	(5)%

(1) Comparable sales are calculated on a constant currency basis.
(2) Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.

By brand, net sales for the third quarter decreased 13% to $358.3 million for Abercrombie and decreased 1% to $463.5 million for Hollister over last year.

By geography, net sales for the third quarter decreased 7% to $531.4 million in the U.S. and decreased 5% to $290.3 million in international markets over last year.

Direct-to-consumer and omnichannel sales grew to approximately 23% of total company net sales for the third quarter, compared to approximately 21% of total company net sales last year.

Additional Third Quarter Results Commentary

The gross profit rate for the third quarter was 62.2%. Excluding certain items last year, the gross profit rate decreased 60 basis points on a constant currency basis, primarily due to lower average unit retail, partially offset by lower average unit cost.

Stores and distribution expense for the third quarter was $386.6 million, down from $392.9 million last year. Excluding certain items last year, stores and distribution expense decreased $5.8 million, primarily due to the realization of savings on lower sales and expense reduction efforts, partially offset by higher direct-to-consumer expense.

Marketing, general and administrative expense for the third quarter was $105.3 million, down from $117.7 million last year. Excluding certain items, adjusted non-GAAP marketing, general and administrative expense decreased $6.4 million, primarily due to expense reduction efforts, partially offset by higher marketing expenses.

Net other operating income for the third quarter was $0.8 million, compared to net other operating income of $3.9 million last year.

Operating income for the third quarter was $19.6 million, compared to operating income of $41.0 million last year. Excluding certain items, adjusted non-GAAP operating income for the third quarter decreased $37.4 million.

The effective tax rate for the third quarter was 45%, reflecting a catch-up adjustment related to a change in the estimated full year effective tax rate.

Net income attributable to Abercrombie & Fitch Co. for the third quarter was $7.9 million, compared to net income attributable to Abercrombie & Fitch Co. of $41.9 million last year. Excluding certain items, adjusted non-GAAP net income attributable to Abercrombie & Fitch Co. for the third quarter was $1.4 million, compared to adjusted non-GAAP net income attributable to Abercrombie & Fitch Co. of $32.9 million last year.

The company ended the quarter with $469.7 million in cash and cash equivalents, and gross borrowings under the company's term loan agreement of $293.3 million, compared to $405.6 million in cash and cash equivalents and $297.0 million in borrowings last year.

The company ended the quarter with $516.1 million in inventory, a decrease of 14% versus last year.

Other Developments

As previously announced, on November 16, 2016 the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co., payable on December 12, 2016 to stockholders of record at the close of business on December 2, 2016.

The company will be closing its A&F flagship store in Seoul in January 2017. In addition, subsequent to the end of the third quarter, the company exercised a lease kick-out option for its A&F flagship store in Hong Kong. As a result of this decision, the company expects to incur a lease termination charge of approximately $16 million during the fourth quarter. These actions are part of the company's ongoing strategic review and are expected to drive economic benefit over time.

Outlook

For the fourth quarter of fiscal 2016, the company expects:

•	Comparable sales to be challenging, but modestly improved from the third quarter

•	Continued adverse impact from foreign currency on sales and operating income

•	A gross margin rate down slightly to last year's adjusted non-GAAP rate of 60.7%, driven by lower average unit retail, partially offset by lower average unit cost

•
Operating expense, including a lease termination charge of approximately $16 million, to be up about 1% from last year's adjusted non-GAAP operating expense of $554 million, with the lease termination charge partially offset by savings from lower sales and expense reduction efforts

•	Net income attributable to noncontrolling interests of approximately $1 million

•	A weighted average diluted share count of approximately 68 million shares, excluding the effect of potential share buybacks

On a full year basis, the company expects the effective tax rate to be in the mid to upper 20s, but to remain sensitive at lower levels of pre-tax earnings.

The company now expects capital expenditures to be approximately $140 million for the full year.

In addition to the 13 stores opened year to date, including five outlet stores, the company expects to open seven new stores in the fourth quarter, including five in China and two in the U.S. The company also anticipates closing approximately 35 stores in the U.S. in the fourth quarter through natural lease expirations, in addition to the 15 stores closed year to date.

Excluded from the company's outlook are the effects of certain potential items, such as asset impairment charges, litigation charges and insurance recoveries.

An investor presentation of third quarter results will be available in the "Investors" section of the company's website at www.abercrombie.com at approximately 8:00 AM, Eastern Standard Time, today.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise our forward-looking statements. The following factors, in addition to those included in the disclosure under the heading "FORWARD-LOOKING STATEMENTS AND RISK FACTORS" in "ITEM 1A. RISK FACTORS" of A&F's Annual Report on Form 10-K for the fiscal year ended January 30, 2016, in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results for Fiscal 2016 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, could have a material adverse effect on our business, results of operations and liquidity; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately could adversely impact our sales levels and profitability; a significant component of our growth strategy is international expansion, which requires significant capital investment, the success of which is dependent on a number of factors that could affect the profitability of our international operations; direct-to-consumer sales channels are a significant component of our growth strategy, and the failure to successfully develop our position in these channels could have an adverse impact on our results of operations; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; we have currently suspended our search for a new Chief Executive Officer and the continuance of our interim governance structure may create uncertainty; our inability to successfully implement our strategic plans could have a negative impact on our growth and profitability; our failure to protect our reputation could have a material adverse effect on our brands; our business could suffer if our information technology systems are disrupted or cease to operate effectively; we may be exposed to risks and costs associated with cyber-attacks, credit card fraud and identity theft that would cause us to incur unexpected expenses and reputation loss; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; fluctuations in the cost, availability and quality of raw materials, labor and transportation, could cause manufacturing delays and increase our costs; we depend upon independent third parties for the manufacture and delivery of all our merchandise, and a disruption of the manufacture or delivery of our merchandise could result in lost sales and could increase our costs; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions that our stores are located in or around; we rely on the experience and skills of our senior executive officers, the loss of whom could have a material adverse effect on our business; our reliance on two distribution centers domestically and third-party distribution centers internationally makes us susceptible to disruptions or adverse conditions affecting our distribution centers; our litigation exposure could have a material adverse effect on our financial condition and results of operations; our inability or failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; fluctuations in our tax obligations and effective tax rate may result in volatility in our operating results; extreme weather conditions and the seasonal nature of our business may cause net sales to fluctuate and negatively impact our results of operations; our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, are vulnerable to natural disasters, pandemic disease and other unexpected events, any of which could result in an interruption to our business and adversely affect our operating results; the impact of war or acts of terrorism could have a material adverse effect on our operating results and financial condition; changes in the regulatory or compliance landscape could adversely affect our business and results of operations; our Asset-Based Revolving Credit Agreement and our Term Loan Agreement include restrictive covenants that limit our flexibility in operating our business; and, compliance with changing regulations and standards for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global specialty retailer of apparel and accessories for Men, Women and Kids through three renowned brands.  The iconic Abercrombie & Fitch brand embodies American casual luxury.  With an updated attitude that reflects the character, charisma and confidence of today’s 20+ consumer, Abercrombie & Fitch remains true to its 125-year heritage of creating expertly crafted products with an effortless, American style.   The Hollister brand epitomizes the liberating and carefree spirit of the endless California summer for the teen market.  abercrombie kids creates smart, playful apparel for children ages 3-14, celebrating the wide-eyed wonder of childhood. The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style.

The Company operates over 900 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com and www.hollisterco.com.

Today at 8:30 AM, Eastern Standard Time, the company will conduct a conference call. Management will discuss the company's performance and its plans for the future and will accept questions from participants. To listen to the conference call, dial (888) 428-9496 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (719) 325-2201. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 7343043 or through www.abercrombie.com.

Investor Contact:	Media Contact:

Brian Logan	Michael Scheiner
Abercrombie & Fitch	Abercrombie & Fitch
(614) 283-6877	(614) 283-6192
Investor_Relations@abercrombie.com	Public_Relations@abercrombie.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	October 29, 2016	% of Net Sales	October 31, 2015	% of Net Sales
Net sales	$821,734	100.0%	$878,572	100.0%
Cost of sales, exclusive of depreciation and amortization	310,995	37.8%	318,785	36.3%
Gross profit	510,739	62.2%	559,787	63.7%
Stores and distribution expense	386,609	47.0%	392,942	44.7%
Marketing, general and administrative expense	105,307	12.8%	117,698	13.4%
Asset impairment	—	—%	12,076	1.4%
Other operating income, net	(822)	(0.1)%	(3,919)	(0.4)%
Operating income	19,645	2.4%	40,990	4.7%
Interest expense, net	4,609	0.6%	4,586	0.5%
Income before taxes	15,036	1.8%	36,404	4.1%
Tax expense (benefit)	6,762	0.8%	(5,881)	(0.7)%
Net income	8,274	1.0%	42,285	4.8%
Less: Net income attributable to noncontrolling interests	393	—%	394	—%
Net income attributable to Abercrombie & Fitch Co.	$7,881	1.0%	$41,891	4.8%

Net income per share attributable to Abercrombie & Fitch Co.:
Basic	$0.12		$0.61
Diluted	$0.12		$0.60

Weighted-average shares outstanding:
Basic	67,975		68,866
Diluted	68,277		69,265

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirty-nine Weeks Ended		Thirty-nine Weeks Ended
	October 29, 2016	% of Net Sales	October 31, 2015	% of Net Sales
Net sales	$2,290,377	100.0%	$2,405,750	100.0%
Cost of sales, exclusive of depreciation and amortization	876,810	38.3%	924,552	38.4%
Gross profit	1,413,567	61.7%	1,481,198	61.6%
Stores and distribution expense	1,138,644	49.7%	1,173,773	48.8%
Marketing, general and administrative expense	331,473	14.5%	345,077	14.3%
Restructuring benefit	—	—%	(1,598)	(0.1)%
Asset impairment	6,356	0.3%	18,209	0.8%
Other operating income, net	(16,835)	(0.7)%	(7,018)	(0.3)%
Operating loss	(46,071)	(2.0)%	(47,245)	(2.0)%
Interest expense, net	13,856	0.6%	13,792	0.6%
Loss before taxes	(59,927)	(2.6)%	(61,037)	(2.5)%
Tax benefit	(17,540)	(0.8)%	(40,688)	(1.7)%
Net loss	(42,387)	(1.9)%	(20,349)	(0.8)%
Less: Net income attributable to noncontrolling interests	2,448	0.1%	1,816	0.1%
Net loss attributable to Abercrombie & Fitch Co.	$(44,835)	(2.0)%	$(22,165)	(0.9)%

Net loss per share attributable to Abercrombie & Fitch Co.:
Basic	$(0.66)		$(0.32)
Diluted	$(0.66)		$(0.32)

Weighted-average shares outstanding:
Basic	67,848		69,363
Diluted	67,848		69,363

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	October 29, 2016	January 30, 2016	October 31, 2015
ASSETS
Current assets:
Cash and equivalents	$469,720	$588,578	$405,611
Receivables	71,235	56,868	62,132
Inventories, net	516,146	436,701	601,541
Deferred income taxes, net	—	—	34,344
Other current assets	93,170	96,833	109,527
Total current assets	1,150,271	1,178,980	1,213,155
Property and equipment, net	827,996	894,178	918,926
Other assets	358,201	359,881	380,663
TOTAL ASSETS	$2,336,468	$2,433,039	$2,512,744

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$228,880	$184,175	$303,992
Accrued expenses	266,761	321,237	309,209
Short-term portion of deferred lease credits	20,623	23,303	25,031
Income taxes payable	7,654	5,988	4,665
Short-term portion of borrowings, net	2,204	—	1,513
Total current liabilities	526,122	534,703	644,410
Long-term liabilities:
Long-term portion of deferred lease credits	$77,800	$89,256	$96,993
Long-term portion of borrowings, net	285,029	286,235	288,091
Leasehold financing obligations	48,810	47,440	48,370
Other liabilities	179,085	179,683	166,002
Total long-term liabilities	590,724	602,614	599,456
Total Abercrombie & Fitch Co. stockholders' equity	1,211,667	1,291,063	1,265,164
Noncontrolling interests	7,955	4,659	3,714
Total stockholders' equity	1,219,622	1,295,722	1,268,878
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,336,468	$2,433,039	$2,512,744

REPORTING AND USE OF GAAP AND NON-GAAP MEASURES
The company believes that each of the non-GAAP financial measures presented in this news release are useful to investors as they supplement investors' understanding of comparability across periods and provide the ability to measure the company’s operating performance excluding the effect of certain items that the company believes do not reflect its future operating outlook. Management used these non-GAAP financial measures during the periods presented to assess the company's performance, to make decisions about how to allocate resources and to develop expectations for future operating performance. In addition, the company provides certain financial information on a constant currency basis to enhance investors' understanding of underlying business trends and operating performance. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. Non-GAAP financial measures should be used supplemental to, not as an alternative to, the company's GAAP financial results, and may not be the same as similar measures presented by other companies.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended October 29, 2016
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Marketing, general and administrative expense (2)	$105,307	$(6,000)	$111,307
Operating income	19,645	(6,000)	13,645
Income before taxes	15,036	(6,000)	9,036
Tax expense (3)	6,762	479	7,241
Net income attributable to Abercrombie & Fitch Co.	$7,881	$(6,479)	$1,402

Net income per diluted share attributable to Abercrombie & Fitch Co.	$0.12	$(0.09)	$0.02
Diluted weighted-average shares outstanding:	68,277		68,277

(1) "GAAP" refers to accounting principles generally accepted in the United States of America.

(2) Excluded Items consist of benefits of $6.0 million related to an indemnification recovery of certain legal settlements recognized in the second quarter of Fiscal 2015.

(3) The tax effect of excluded items is computed as the difference between the effective tax rate calculated with and without the non-GAAP adjustments on income (loss) before taxes and provision for income taxes.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended October 31, 2015
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Gross profit (2)	$559,787	$(2,573)	$557,214
Stores and distribution expense (3)	392,942	583	392,359
Asset impairment (4)	12,076	12,076	—
Operating income	40,990	10,086	51,076
Income before taxes	36,404	10,086	46,490
Tax (benefit) expense (5)	(5,881)	19,060	13,179
Net income attributable to Abercrombie & Fitch Co.	$41,891	$(8,974)	$32,917

Net income per diluted share attributable to Abercrombie & Fitch Co.	$0.60	$(0.12)	$0.48
Diluted weighted-average shares outstanding:	69,265		69,265

(1) "GAAP" refers to accounting principles generally accepted in the United States of America.

(2) Excluded Items consist of benefits of $2.6 million related to recovery on inventory previously written down.

(3) Excluded Items consist of charges of $0.6 million related to accelerated depreciation and disposal costs associated with a decision to discontinue the use of certain store fixtures.

(4) Excluded Items consist of charges of $12.1 million related to stores whose asset carrying value exceeded fair value.

(5) The tax effect of excluded items is computed as the difference between the effective tax rate calculated with and without the non-GAAP adjustments on income (loss) before taxes and provision for income taxes.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirty-nine Weeks Ended October 29, 2016
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Marketing, general and administrative expense (2)	$331,473	$(6,000)	$337,473
Asset impairment (3)	6,356	6,356	—
Other operating income, net (4)	(16,835)	(12,282)	(4,553)
Operating loss	(46,071)	(11,926)	(57,997)
Loss before taxes	(59,927)	(11,926)	(71,853)
Tax benefit (5)	(17,540)	(1,768)	(19,308)
Net loss attributable to Abercrombie & Fitch Co.	$(44,835)	$(10,158)	$(54,993)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(0.66)	$(0.15)	$(0.81)
Diluted weighted-average shares outstanding:	67,848		67,848

(1) "GAAP" refers to accounting principles generally accepted in the United States of America.

(2) Excluded Items consist of benefits of $6.0 million related to an indemnification recovery of certain legal settlements recognized in the second quarter of Fiscal 2015.

(3) Excluded Items consist of charges of $6.4 million related to a store whose asset carrying value exceeded fair value.

(4) Excluded Items consist of benefits of $12.3 million related to the settlement of certain economic loss claims.

(5) The tax effect of excluded items is computed as the difference between the effective tax rate calculated with and without the non-GAAP adjustments on income (loss) before taxes and provision for income taxes.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirty-nine Weeks Ended October 31, 2015
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Gross profit (2)	$1,481,198	$21,667	$1,502,865
Stores and distribution expense (3)	1,173,773	6,665	1,167,108
Marketing, general and administrative expense (4)	345,077	17,523	327,554
Restructuring benefit (5)	(1,598)	(1,598)	—
Asset impairment (6)	18,209	18,209	—
Operating (loss) income	(47,245)	62,466	15,221
(Loss) income before taxes	(61,037)	62,466	1,429
Tax benefit (7)	(40,688)	35,961	(4,727)
Net (loss) income attributable to Abercrombie & Fitch Co.	$(22,165)	$26,505	$4,340

Net (loss) income per diluted share attributable to Abercrombie & Fitch Co.	$(0.32)	$0.38	$0.06
Diluted weighted-average shares outstanding:	69,363		69,808

(1) "GAAP" refers to accounting principles generally accepted in the United States of America.

(2) Excluded Items consist of charges of $21.7 million related to an inventory write-down, net of recoveries.

(3) Excluded Items consist of charges of $4.2 million related to accelerated depreciation and disposal costs associated with a decision to discontinue the use of certain store fixtures, $1.8 million related to lease termination and store closure costs, and $0.7 million related to the company's continuous profit improvement program.

(4) Excluded Items consist of charges of $15.8 million related to legal settlement charges and $1.8 million related to the company's profit improvement initiative.

(5) Excluded Items consist of benefits of $1.6 million related to favorable terms associated with Gilly Hicks brand restructuring charges previously recognized.

(6) Excluded Items consist of charges of $12.1 million related to stores whose asset carrying value exceeded fair value, $4.5 million related to the discontinued use of certain store fixtures and $1.6 million related to the company-owned aircraft which was sold in the second quarter of Fiscal 2015.

(7) The tax effect of excluded items is computed as the difference between the effective tax rate calculated with and without the non-GAAP adjustments on income (loss) before taxes and provision for income taxes.

Abercrombie & Fitch Co.
Store Count Activity

Thirteen Weeks Ended October 29, 2016
	Abercrombie (1)(2)		Hollister (3)		Total
	United States	International	United States	International	United States	International
July 30, 2016	333	39	411	143	744	182
New	1	2	2	1	3	3
Closed	(1)	—	(1)	—	(2)	—
October 29, 2016	333	41	412	144	745	185

Thirty-nine Weeks Ended October 29, 2016
	Abercrombie (1)(2)		Hollister (3)		Total
	United States	International	United States	International	United States	International
January 30, 2016	340	39	414	139	754	178
New	3	2	3	5	6	7
Closed	(10)	—	(5)	—	(15)	—
October 29, 2016	333	41	412	144	745	185

(1)	Includes Abercrombie & Fitch and abercrombie kids brands.

(2)	Excludes one international franchise store as of October 29, 2016, July 30, 2016 and January 30, 2016.

(3)	Excludes three international franchise stores as of October 29, 2016, and excludes two international franchise stores as of July 30, 2016 and January 30, 2016.